Claros Mortgage Trust, Inc.

Reports Fourth Quarter and Full Year 2024 Results

New York, NY, February 19, 2025 – Claros Mortgage Trust, Inc. (NYSE: CMTG) (the “Company” or “CMTG”) today reported its financial results for the quarter and year ended December 31, 2024. The Company reported GAAP net loss of $100.7 million and $221.3 million, or $0.72 and $1.60 per share, for the quarter and year ended December 31, 2024, respectively. Distributable Loss (a non-GAAP financial measure defined below) was $83.2 million and $95.7 million, or $0.59 and $0.67 per share, for the quarter and year ended December 31, 2024, respectively. Distributable Earnings prior to realized gains and losses was $25.4 million and $114.6 million, or $0.18 and $0.81 per share for the quarter and year ended December 31, 2024, respectively.

Fourth Quarter 2024 Highlights

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$6.1 billion loan portfolio with a weighted average all-in yield of 7.6%.
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Received $300 million of loan repayment and sale proceeds.
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$101 million loan receivable classified as held-for-sale sold at par in January 2025.
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Total liquidity of $102 million, including $99 million of cash.
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Unencumbered loan UPB of $456 million, including $211 million classified as held-for-sale.
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Reclassified hotel portfolio real estate owned asset to held-for-sale.
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Outstanding financings decreased by $244 million, including $81 million of deleveraging payments.
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Provision for CECL reserves of $30 million, or $0.21 per share, for the quarter; general CECL reserve of $1.02 per share and specific CECL reserve of $0.85 per share as of quarter end.
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Total CECL reserve stands at 4.3% of unpaid principal balance, comprised of (i) specific reserves of 18.2% on 5 rated loans and (ii) general reserve of 2.6% on 3 and 4 rated loans.
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Book value of $14.12 per share.

Full Year 2024 Highlights

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Received $1.3 billion of loan repayment and sale proceeds, generating $435 million in liquidity; realizations increased 68% from 2023.
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Reduced total unfunded loan commitment by over 50% from 2023; $158 million of remaining unfunded loan commitment to be funded by CMTG equity over two years.
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Outstanding financings decreased by $794 million, including $286 million of deleveraging payments; total deleveraging of $643 million since 2023.

“As we closed out 2024, our team’s continued focus on asset management drove transaction and repayment activity for the year. Looking ahead, we expect to accelerate the resolution of our watchlist loans in order to recapture and redeploy that capital to more accretive uses,” said Richard Mack, Chief Executive Officer and Chairman of CMTG.

Teleconference Details

A conference call to discuss CMTG’s financial results will be held on Thursday, February 20, 2025, at 10:00 a.m. ET. The conference call may be accessed by dialing 1-833-470-1428 and referencing the Claros Mortgage Trust, Inc. teleconference call; access code 138857.

The conference call will also be broadcast live over the internet and may be accessed through the Investor Relations section of CMTG’s website at www.clarosmortgage.com. An earnings presentation accompanying the earnings release and containing supplemental information about the Company’s financial results may also be accessed through this website in advance of the call.

For those unable to listen to the live broadcast, a webcast replay will be available on CMTG’s website or by dialing 1-866-813-9403, access code 569832, beginning approximately two hours after the event.

About Claros Mortgage Trust, Inc.

CMTG is a real estate investment trust that is focused primarily on originating senior and subordinate loans on transitional commercial real estate assets located in major markets across the U.S. CMTG is externally managed and advised by Claros REIT Management LP, an affiliate of Mack Real Estate Credit Strategies, L.P. Additional information can be found on the Company’s website at www.clarosmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CMTG intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by CMTG’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of CMTG’s performance in future periods. Except as required by law, CMTG does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Definitions

Distributable Earnings (Loss):

Distributable Earnings (Loss) is a non-GAAP measure used to evaluate our performance excluding the effects of certain transactions, non-cash items and GAAP adjustments, as determined by our Manager. Distributable Earnings (Loss) is a non-GAAP measure, which the Company defines as net income (loss) in accordance with GAAP, excluding (i) non-cash stock-based compensation expense, (ii) real estate owned held-for-investment depreciation and amortization, (iii) any unrealized gains or losses from mark-to-market valuation changes (other than permanent impairments) that are included in net income (loss) for the applicable period, (iv) one-time events pursuant to changes in GAAP and (v) certain non-cash items, which in the judgment of our Manager, should not be included in Distributable Earnings (Loss). Furthermore, the Company presents Distributable Earnings prior to realized gains and losses, which such gains and losses include charge-offs of principal and/or accrued interest receivable, as the Company believes this more easily allows our Board, Manager, and investors to compare our operating performance to our peers, to assess our ability to declare and pay dividends, and to determine our compliance with certain financial covenants. Pursuant to the Management Agreement, we use Core Earnings, which is substantially the same as Distributable Earnings (Loss) excluding incentive fees, to determine the incentive fees we pay our Manager.

The Company believes that Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses provide meaningful information to consider in addition to our net income (loss) and cash flows from operating activities in accordance with GAAP. Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses do not represent net income (loss) or cash flows from operating activities in accordance with GAAP and should not be considered as an alternative to GAAP net income (loss), an indication of our cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. In addition, the Company’s methodology for calculating these non-GAAP measures may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures and, accordingly, the Company’s reported Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses may not be comparable to the Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses reported by other companies.

In order to maintain the Company’s status as a REIT, the Company is required to distribute at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, as dividends. Distributable Earnings (Loss), Distributable Earnings prior to realized gains and losses, and other similar measures, have historically been a useful indicator over time of a mortgage REIT’s ability to cover its dividends, and to mortgage REITs themselves in determining the amount of any dividends to declare. Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses are key factors, among others, considered by our Board in determining the dividend each quarter and as such the Company believes Distributable Earnings (Loss) and Distributable Earnings prior to realized gains and losses are also useful to investors.

While Distributable Earnings (Loss) excludes the impact of our provision for or reversal of current expected credit loss reserve, charge-offs of principal and/or accrued interest receivable are recognized through Distributable Earnings (Loss) when deemed non-recoverable. Non-recoverability is determined (i) upon the resolution of a loan (i.e., when the loan is repaid, fully or partially, when the Company acquires title in the case of foreclosure, deed-in-lieu of foreclosure, or assignment-in-lieu of foreclosure, or when the loan is sold or anticipated to be sold for an amount less than its carrying value), or (ii) with respect to any amount due under any loan, when such amount is determined to be uncollectible.

Contact Information

Investor Relations:

Claros Mortgage Trust, Inc.

Anh Huynh

212-484-0090

cmtgIR@mackregroup.com

Media Relations:

Financial Profiles

Kelly McAndrew

203-613-1552

Kmcandrew@finprofiles.com

Claros Mortgage Trust, Inc.

Reconciliation of Net Loss to Distributable Loss

(Amounts in thousands, except share and per share data)

	Three Months Ended	Year Ended
	December 31, 2024	December 31, 2024
Net loss:	$(100,698)	$(221,265)
Adjustments:
Non-cash stock-based compensation expense	4,777	18,101
Provision for current expected credit loss reserve	29,976	212,620
Depreciation and amortization expense	2,639	10,489
Amortization of above and below market lease values, net	354	1,416
Unrealized loss on interest rate cap	27	1,406
Loss on extinguishment of debt	630	4,135
Valuation adjustment for loan receivable held-for-sale	7,227	7,227
Loss on real estate owned held-for-sale	80,461	80,461
Distributable Earnings prior to realized gains and losses	$25,393	$114,590
Loss on extinguishment of debt	(630)	(4,135)
Principal charge-offs (1)	(756)	(98,934)
Previously recognized gain on foreclosure of real estate owned held-for-sale (2)	5,592	5,592
Loss on real estate owned held-for-sale	(80,461)	(80,461)
Previously recognized depreciation on real estate owned held-for-sale (3)	(32,302)	(32,302)
Distributable Loss	$(83,164)	$(95,650)
Weighted average diluted shares - Distributable Loss	141,955,621	141,914,643
Diluted Distributable Earnings per share prior to realized gains and losses	$0.18	$0.81
Diluted Distributable Loss per share	$(0.58)	$(0.67)

1.
For the year ended December 31, 2024, amount includes a $23.2 million charge-off of accrued interest receivable related to the reclassification of a for sale condo loan to held-for-sale.
2.
Reflects total gain on foreclosure of our hotel portfolio real estate owned asset, which is classified as real estate owned held-for-sale as of December 31, 2024. Amount not previously recognized in Distributable Loss.
3.
Reflects previously recognized depreciation on real estate owned classified as held-for-sale as of December 31, 2024. Amount not previously recognized in Distributable Loss.